News Release

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com

Otelco Announces Plans to Move Listing to the
NASDAQ Global Market

ONEONTA, Alabama - (June 17, 2008) - Otelco Inc. (AMEX: OTT; TSX: OTT.un), the sole wireline telephone services provider in the Alabama, Maine and Missouri rural communities it serves, today announced its intention to transfer the listing of its Income Deposit Securities (IDS) from the American Stock Exchange (AMEX) to the NASDAQ Global Market. The Company anticipates that its shares will be listed for trading on NASDAQ on June 30, 2008. Until then, its shares will continue to be listed to trade on the AMEX. Its ticker symbol will remain “OTT”.

“The movement of our listing to NASDAQ confirms a trend among our current and potential IDS owners,” said Michael Weaver, President and CEO of Otelco. “Over the past year, more of our IDSs have traded on NASDAQ than any other exchange. In the last three months, nearly two-thirds of the daily volume in OTT utilized the NASDAQ to implement the transactions. Our security owners and their brokers recognize the benefits that the NASDAQ’s multiple market maker structure offers on speed of execution and cost per trade.

“The AMEX has been a strong partner with Otelco since the Company went public in 2004,” continued Weaver. “It played an important role in introducing the IDS structure to the market and supported our follow-on offering of 3,000,000 units in 2007. We want to thank them for their support, guidance and service over the past four years.”

The listing change has no impact on the distribution of IDS interest and dividends. The Company’s fourteenth distribution will occur on June 30, 2008, as previously announced.

ABOUT OTELCO
Otelco Inc., headquartered in Oneonta, Alabama, provides wireline telephone services in Alabama, Maine and Missouri. The Company’s services include local and long distance telephone, network access, transport, digital high-speed and dial-up Internet access, cable television and other telephone related services. With more than 69,000 voice and data access lines, which are collectively referred to as total access line equivalents, Otelco is among the top 40 largest local exchange carriers in the United States based on number of access lines. Otelco operates six incumbent telephone companies serving rural markets, or rural local exchange carriers, each of which can trace its history as a local telecommunications provider as far back as the early 1900s. It also provides competitive telephone services through several subsidiaries. For more information, visit the Company’s web site at www.OtelcoInc.com.

###